                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _______)*


                           DIGITAL SOUND CORPORATION
                           -------------------------
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
                          --------------------------
                        (Title of Class of Securities)

                                   253911101
                                   ---------
                                (CUSIP Number)

                              Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                           Palo Alto, CA  94306-2155
                           -------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               December 19, 1997
                               -----------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 2 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Investment Partners VII, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          6,503,340
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Not applicable
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          6,503,340
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          Not applicable
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      6,503,340
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 3 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Associates VII, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          6,503,340
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          6,503,340
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      6,503,340
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 4 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak VII Affiliates Fund, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          163,330
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Not applicable
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          163,330
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          Not applicable
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      163,330
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.79%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 5 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak VII Affiliates, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          163,330
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          163,330
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      163,330
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.79%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 6 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Investment Partners V, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          6,720,615
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Not applicable
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          6,720,615
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          Not applicable
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      6,720,615
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.94%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 7 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Associates V, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          6,720,615
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          6,720,615
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      6,720,615
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      24.94%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 8 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak V Affiliates Fund, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          148,090
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Not applicable
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          148,090
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          Not applicable
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      148,090
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.72%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                      PAGE 9 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak V Affiliates
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          148,090
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          148,090
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      148,090
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.72%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 10 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Investment Partners III, A Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          1,948,322
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Not applicable
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          1,948,322
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          Not applicable
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      1,948,322
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.54%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 11 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Associates III, A Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,948,322
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          1,948,322
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      1,948,322
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.54%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 12 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Oak Management Corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 13 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bandel L. Carano
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 14 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gerald R. Gallagher
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 15 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward F. Glassmeyer
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 16 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fredric W. Harman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 17 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ann H. Lamont
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 18 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eileen M. More
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 253911101                                     PAGE 19 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seth L. Harrison
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       7
                          Not applicable
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          15,483,697
     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9
                          Not applicable
    REPORTING      -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
   PERSON WITH       10
                          15,483,697
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11
      15,483,697
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      45.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1: SECURITY AND ISSUER

1)   CLASS OF SECURITIES: Common Stock, no par  value ("Common Stock")
2)   ISSUER: Digital Sound Corporation, a California corporation ("Issuer")
3)   PRINCIPAL ADDRESS: 6307 Carpinteria Avenue, Carpinteria, California 93013


ITEM 2: IDENTITY AND BACKGROUND

1)   REPORTING PERSON:

     a)  Oak Investment Partners VII, Limited Partnership ("Oak VII")

     b)  Oak Associates VII, LLC

     c)  Oak VII Affiliates Fund, Limited Partnership ("Oak VII Affiliates")

     d)  Oak VII Affiliates, LLC

     e)  Oak Investment Partners V, Limited Partnership ("Oak V")

     f)  Oak Associates V, LLC

     g)  Oak V Affiliates Fund, Limited Partnership ("Oak V Affiliates")

     h)  Oak V Affiliates

     i)  Oak Investment Partners III, A Limited Partnership ("Oak III")

     j)  Oak Associates III, A Limited Partnership

     k)  Oak Management Corporation

     l)  Bandel L. Carano

     m)  Gerald R. Gallagher

     n)  Edward F. Glassmeyer

     o)  Fredric W. Harman

     p)  Ann H. Lamont

     q)  Eileen M. More

     r)  Seth L. Harrison

     See Item 2 hereof.

2) PLACE OF ORGANIZATION AND PRINCIPAL BUSINESS: Each of the limited partnerships and limited liability companies listed in Items 1(a) through
     (j) above is a venture capital fund or general partner of a venture capital fund formed under the laws of the State of Delaware.

     Oak Management Corporation, a Delaware corporation, is an investment advisor to Oak VII, Oak V and Oak III. The executive officers and directors of Oak Management Corporation are listed on Schedule I hereto. Each of the individuals listed in Items 1(l) through (r) is a United States citizen and a managing member of Oak Associates VII, LLC, Oak VII Affiliates, LLC, Oak Associates V, LLC and a general partner of Oak V Affiliates and Oak Associates III, A Limited Partnership, except that Seth L. Harrison is only a managing member of Oak Associates VII, LLC.

3) PRINCIPAL BUSINESS ADDRESS: Each of the entities and individuals listed in Items 1(a) through (r) above has the following principal business address:

        c/o Oak Management Corporation
        One Gorham Island
        Westport, CT 06880

4) CRIMINAL CONVICTIONS: None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

5) CIVIL ADJUDICATION OF VIOLATION OF SECURITIES LAWS: None of the Reporting Persons was, during the last five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

1) OAK VII: Oak VII purchased 435,317 shares of Series B Preferred Stock, no par value, of the Issuer ("Series B Preferred") and a convertible promissory note ("Convertible Promissory Note") in the principal amount of $1,612,627.50 for an aggregate purchase price of $4,877,505 pursuant to that certain Preferred Stock Purchase Agreement, dated December 19, 1997, by and among Oak VII, the Issuer and certain other investors (the "Purchase Agreement"). Each share of Series B Preferred is convertible into 10 shares of Common Stock, and each $7.50 of the principal amount of the Convertible Promissory Note will be convertible into one share of Series B Preferred. The shares of Series B Preferred and Convertible Promissory Note purchased by Oak VII are or will be convertible into an aggregate of 6,503,340 shares of Common Stock. Such Convertible Promissory Note will be automatically converted into shares of Series B Preferred upon approval by the Issuer's shareholders of an amendment to the Issuer's Articles of Incorporation increasing the Issuer's authorized shares of Common Stock, but will not be convertible prior to such time.

     The source of Oak VII's consideration under the Purchase Agreement was Oak VII's working capital. Oak VII did not purchase any of the shares of Series B Preferred or the Convertible Promissory Note with borrowed funds.

2) OAK VII AFFILIATES: Oak VII Affiliates purchased 10,933 shares of Series B Preferred and a Convertible Promissory Note in the principal amount of $40,500 for an aggregate purchase price of $122,497.50 pursuant to the Purchase Agreement. The shares of Series B Preferred and Convertible Promissory Note purchased by Oak VII Affiliates are or will be convertible into an aggregate of 163,330 shares of Common Stock. Such Convertible Promissory Note will be automatically converted into shares of Series B Preferred upon approval by the Issuer's shareholders of an amendment to the Issuer's Articles of Incorporation increasing the Issuer's authorized shares of Common Stock, but will not be convertible prior to such time.

     The source of Oak VII Affiliates' consideration under the Purchase Agreement was Oak VII Affiliates' working capital. Oak VII Affiliates did not purchase any of the shares of Series B Preferred or the Convertible Promissory Note with borrowed funds.

3) OAK V: Oak V purchased 652,000 shares of Series B Preferred in exchange for 2,573,684 shares of Series A Preferred Stock, no par value, of the Issuer ("Series A Preferred") pursuant to the Purchase Agreement. The shares of Series B Preferred purchased by Oak V are convertible into an aggregate of 6,520,000 shares of Common Stock. In addition to such shares, the amount shown as beneficially owned by Oak V on page 6 hereof includes 161,950 shares of Common Stock and options to purchase an aggregate of 38,665 shares of Common Stock held by Mr. Bandel L. Carano on behalf of Oak V.

4) OAK V AFFILIATES: Oak V Affiliates purchased 14,667 shares of Series B Preferred Stock, no par value, of the Issuer ("Series B Preferred") in exchange for 57,895 shares of Series A Preferred pursuant to the Purchase Agreement. The shares of Series B Preferred purchased by Oak V Affiliates are convertible into an aggregate of 146,670 shares of Common Stock. In addition to such shares, the amount shown as beneficially owned by Oak V Affiliates on page 8 hereof includes 550 shares of Common Stock and options to purchase an aggregate of 870 shares of Common Stock held by Mr. Bandel
     L. Carano on behalf of Oak V Affiliates.

5) OAK III: The amount shown as beneficially owned by Oak III on page 10 hereof includes 1,912,857 shares of Common Stock and options to purchase an aggregate of 35,465 shares of Common Stock held by Mr. Bandel L. Carano on behalf of Oak III.


ITEM 4. PURPOSE OF THE TRANSACTION

The purpose of the purchase of 435,317 shares of Series B Preferred and a Convertible Promissory Note in the principal amount of $1,612,627.50 by Oak VII, 10,933 shares of Series B Preferred and a Convertible Promissory Note in the principal amount of $40,500 by Oak VII Affiliates, 652,000 shares of Series B Preferred by Oak V, and 14,667 shares of Series B Preferred by Oak V Affiliates was investment. Mr. Bandel L. Carano is a member of the Issuer's Board of Directors. Each of Oak VII, Oak VII Affiliates, Oak V and Oak V Affiliates may make additional purchases of the Issuer's securities, may sell some or all of the Issuer's securities each of them currently owns, or may distribute some or all of such securities to their respective partners or members, as applicable, in each case subject to compliance with applicable federal and state securities laws. The shares of Series B Preferred may be converted by the holders thereof into shares of Common Stock in accordance with the Issuer's Certificate of Determination of Rights, Preferences and Privileges of Series B Preferred Stock. The Convertible Promissory Notes held by each of Oak VII and Oak VII Affiliates will be automatically converted into shares of Series B Preferred upon approval by the Issuer's shareholders of an amendment to the Issuer's Articles of Incorporation increasing the Issuer's authorized shares of Common Stock, but will not be convertible prior to such time.

Except as set forth herein, none of the Reporting Persons set forth in Item 2 hereof has any plan or proposal relating to, or which would result in, any event described in (a) through (j) of the instructions to this Item 4.


ITEM 5. INTERESTS IN SECURITIES OF THE ISSUER

The approximate percentages of Common Stock reported as beneficially owned by each of the Reporting Persons is based upon 20,386,004 shares outstanding as of October 31, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, in addition to shares of Common Stock issuable upon conversion or exercise of Series B Preferred, Convertible Promissory Notes and options held by certain of the Reporting Persons as described in Item 3 hereof.

See Items 7, 8, 9, 10, 11 and 13 of each Reporting Person's cover sheet for a description of the number of shares of Common Stock over which such Reporting Person has sole voting power, shared voting power, sole dispositive power and shared dispositive power, as well as the aggregate number of shares beneficially owned by each Reporting Person and the percent of Common Stock represented by such amount.

Except as set forth in the Purchase Agreement, none of the Reporting Persons has been a party to any transaction in the Common Stock, Series B Preferred or
Convertible Promissory Notes in the last 60 days.   None of the Reporting
Persons knows of any other person that has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock, Series B Preferred or Convertible Promissory Notes.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

In addition to the Purchase Agreement, the Issuer, Oak VII, Oak VII Affiliates, Oak V, Oak V Affiliates and the other purchasers of Series B Preferred and Convertible Promissory Notes entered into that certain Registration Rights Agreement, dated December 19, 1997, which provides for the registration of the shares of Common Stock issuable upon conversion of the Series B Preferred (the "Registration Rights Agreement"). Other than the Purchase Agreement and the Registration Rights Agreement, none of the Reporting Persons is aware of any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to the Common Stock, the Series B Preferred or the Convertible Promissory Notes, including transfer or voting of any of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, of the giving of withholding of proxies.


ITEM 7. MATERIALS TO BE FILED AS EXHIBITS

EXHIBIT A: Joint Filing Agreement Among the Reporting Persons

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated  January 5, 1998           Oak Investment Partners III,
                                 A Limited Partnership

                                 By:  Oak Associates III,
                                      A Limited Partnership,
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      General Partner

                                 Oak Associates III, A Limited Partnership

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      General Partner

                                 Oak Investment Partners V,
                                 Limited Partnership

                                 By:  Oak Associates V, LLC
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      Managing Member

                                 Oak Associates V, LLC

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      Managing Member

                                 Oak V Affiliates Fund, Limited Partnership

                                 By:  Oak V Affiliates,
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      General Partner

                                 Oak V Affiliates

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      General Partner

                                 Oak Investment Partners VII,
                                 Limited Partnership

                                 By:  Oak Associates VII, LLC
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      Managing Member

                                 Oak Associates VII, LLC

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      Managing Member

                                 Oak VII Affiliates Fund, Limited Partnership

                                 By:  Oak VII Affiliates, LLC
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      Managing Member

                                 Oak VII Affiliates, LLC

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                      Managing Member

                                 OAK MANAGEMENT CORPORATION

                                 By:     /s/ Edward F. Glassmeyer
                                        ------------------------------
                                        Name:     Edward F. Glassmeyer
                                        Title:    President


                                      /s/ Bandel L. Carano
                                      ----------------------
                                      Bandel L. Carano

                                      /s/ Fredric W. Harman
                                      -----------------------
                                      Fredric W. Harman

                                      /s/ Gerald R. Gallagher
                                      -------------------------
                                      Gerald R. Gallagher

                                      /s/ Edward F. Glassmeyer
                                      -------------------------
                                      Edward F. Glassmeyer

                                      /s/ Ann H. Lamont
                                    -------------------
                                    Ann H. Lamont

                                      /s/ Eileen M. More
                                    --------------------
                                    Eileen M. More

                                      /s/ Seth L. Harrison
                                    ----------------------
                                    Seth L. Harrison

                               INDEX TO EXHIBITS

                                                                            Page
                                                                            ----


Exhibit A           Joint Filing Agreement Among the Reporting Persons       28

                                   EXHIBIT A
              JOINT FILING AGREEMENT AMONG THE REPORTING PERSONS

     Each of the undersigned hereby agrees that the statement on Schedule 13D filed on the date hereof with respect to the shares of Common Stock of Digital Sound Corporation has been filed on behalf of the undersigned.

Signature:

Dated  January 6, 1998           Oak Investment Partners III,
                                 A Limited Partnership

                                 By:  Oak Associates III,
                                      A Limited Partnership,
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    General Partner

                                 Oak Associates III, A Limited Partnership

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    General Partner

                                 Oak Investment Partners V,
                                 Limited Partnership

                                 By:  Oak Associates V, LLC
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    Managing Member

                                 Oak Associates V, LLC

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    Managing Member

                                 Oak V Affiliates Fund, Limited Partnership

                                 By:  Oak V Affiliates,
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    General Partner

                                 Oak V Affiliates

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    General Partner

                                 Oak Investment Partners VII,
                                 Limited Partnership

                                 By:  Oak Associates VII, LLC
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    Managing Member

                                 Oak Associates VII, LLC

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    Managing Member

                                 Oak VII Affiliates Fund, Limited Partnership

                                 By:  Oak VII Affiliates, LLC
                                      As General Partner

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    Managing Member

                                 Oak VII Affiliates, LLC

                                 By:  /s/ Edward F. Glassmeyer
                                    --------------------------
                                    Managing Member

                                 OAK MANAGEMENT CORPORATION

                                 By:     /s/ Edward F. Glassmeyer
                                       --------------------------
                                       Name:     Edward F. Glassmeyer
                                       Title:    President


                                      /s/ Bandel L. Carano
                                    ----------------------
                                    Bandel L. Carano

                                      /s/ Fredric W. Harman
                                    -----------------------
                                    Fredric W. Harman

                                      /s/ Gerald R. Gallagher
                                    -------------------------
                                    Gerald R. Gallagher

                                      /s/Edward F. Glassmeyer
                                    -------------------------
                                    Edward F. Glassmeyer

                                      /s/ Ann H. Lamont
                                    -------------------
                                    Ann H. Lamont

                                      /s/ Eileen M. More
                                    --------------------
                                    Eileen M. More

                                      /s/ Seth L. Harrison
                                    ----------------------
                                    Seth L. Harrison

                                  SCHEDULE I
                          OAK MANAGEMENT CORPORATION

Executive Officers
------------------

     Edward F. Glassmeyer, President
     Michele Cassidy, CFO, Treasurer and Secretary

Directors
---------

     Gerald R. Gallagher
     Ann H. Lamont
     Fredric W. Harman
     Bandel L. Carano
     Seth L. Harrison
     Eileen M. More